PRICING SUPPLEMENT NO. 33/A DATED                             Filed Pursuant to
FEBRUARY 15, 2001 TO PROSPECTUS DATED                       Rule 424(b)(5)
NOVEMBER 9, 2000, AS AMENDED BY PROSPECTUS                  File No. 333-47464
SUPPLEMENT DATED DECEMBER 15, 2000

                             CMS ENERGY CORPORATION

       General Term Notes (servicemark of J.W. Korth & Company), Series F
                   Due 9 Months to 25 Years from date of issue

     Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated November 9, 2000, as amended by the Additional Agent Prospectus Supplements dated December 15, 2000.

Aggregate Principal Amount:               $ 842,000.00
Original Issue Date (Settlement Date):    February 21, 2001
Stated Maturity Date:                     February 15, 2006
Issue Price to Public:                    100.00% of Principal Amount
Interest Rate:                            8.000% Per Annum
Interest Payment Dates:                   February 15 and August 15 and
                                          Semi-Annually Thereafter
                                          Commencing August 15, 2001

Survivor's Option:                        [ X ] Yes          [  ] No
Optional Redemption:                      [ X ] Yes          [  ] No

Initial Redemption Date:                  February 15, 2003
Redemption Price:                         100%

                                          Principal Amount of Notes
        Agent                             Solicited by Each Agent

First of Michigan Corporation             $ 145,000.00
Prudential Securities Incorporated        $ 161,000.00
J.J.B. Hilliard, W.L. Lyons, Inc          $ 270,000.00
Raymond James & Associates, Inc           $  90,000.00
J.W. Korth & Company                      $ 176,000.00
        Total                             $ 842,000.00

                                          Per Note Sold by
                                          Agents To Public         Total

Issue Price:                              $    1,000.00       $   842,000.00
Agent's Discount or Commission:           $        6.00       $     5,052.00
Maximum Dealer's Discount or
  Selling Concession:                     $       12.50       $    10,525.00
Proceeds to the Company:                  $      981.50       $   826,423.00

CUSIP Number:  12589SAK8